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                                                                    EXHIBIT 99.1


              AUTOBYTEL INC. COMPLETES ACQUISITION OF AUTOWEB.COM

            Combination Accelerates Evolution of Company's Business;
  Creates One of the Largest, Most Diversified Online Automotive Commerce and
                             Information Companies

IRVINE, CA - AUGUST 15, 2001 -- Autobytel Inc. (Nasdaq:ABTL) today announced that it completed the acquisition of Autoweb.com. The acquisition creates one of the world's largest, most diversified online automotive commerce and information companies providing auto distributors and manufacturers with marketing, data, technology and management services to help them sell cars, both online and off.

"Not only do we expect the combination of our businesses to yield cost savings and revenue growth; but it will allow Autobytel Inc. to provide marketing, data, technology and management services that can benefit every manufacturer and dealership as they seek to increase market share through more efficient processes," said Mark Lorimer, President and CEO of Autobytel Inc. "Just as important, we have a dramatically expanded core customer base, including Autobytel Inc.'s twenty-five manufacturer customers and approximately 6,000 subscribing dealers."

Lorimer cited Autobytel Inc.'s unparalleled expertise and success using the Internet to market cars as the foundation of the company. He noted that some of the ongoing strengths of the combined businesses forming Autobytel Inc. include:

o advertising programs used by manufacturers and dealers to target customers during the decision making process;

o powering manufacturer and portal auto channels with data and tools to help customers buy cars;

o providing the technology to drive one of the most advanced inventory-based manufacturer's online car selling program to date;

o generating billions of dollars in car sales for dealers through the company's popular websites.

"There's much more to the online automotive market than the online buying service model we pioneered and continue to dominate," continued Lorimer. "With this acquisition, our evolution towards becoming a company that does business with every player in the automotive industry takes a giant step forward. We are well positioned to continue to capitalize on the opportunities within the business of building and supporting the automotive distribution and marketing infrastructure."

He noted that the company's lead referral business is further bolstered by the acquisition, with small overlap in the dealers and minimal website audience cross-over(1) between Autobytel Inc.'s four consumer-facing brands. This offers unique opportunities to both marketers and dealers looking to reach the broadest car-buying audience.

"According to Media Metrix, Autobytel Inc. websites are receiving over three million unique visitors a month(2) and Autobytel Inc. content and technology has potential exposure to over 90 percent of total web traffic(3)," said Lorimer. "Most of the sixty percent of all Americans who go online to research and shop for a car will likely encounter Autobytel Inc. technology or content, or an Autobytel Inc. brand, during the process."

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In addition to approving the acquisition, shareholders also approved Autobytel
Inc. as the new name of the expanded company.

Autoweb stockholders have the right to receive 0.3553 shares of Autobytel common stock for each share of Autoweb common stock they own. Outstanding Autoweb options will be assumed and become options for Autobytel shares, subject to the share exchange ratio.

About Autobytel Inc.

Autobytel Inc. (Nasdaq:ABTL) is one of the world's largest, most diversified online automotive commerce and information companies. As the company that owns and operates Autobytel.com, Autoweb.com, Carsmart.com, Autosite.com, and AIC (Automotive Information Center), Autobytel Inc.'s mission is to provide marketing, data, technology and management services to benefit every manufacturer and dealership. The company powers manufacturer and portal auto channels with data and tools to help customers buy cars; provides advertising programs for manufacturers and dealers to target customers; develops technology to drive one of the most advanced inventory-based manufacturer's online car selling program to date; and generates billions of dollars in car sales for dealers through the company's popular websites.

Serving approximately 6,000 subscribing dealers and 25 international automotive manufacturer customers, Autobytel Inc. websites are receiving approximately three million unique visitors a month(2), and Autobytel Inc. content and technology has potential exposure to over 90 percent of total web traffic(3). It is estimated that the vast majority of the 60 percent of all Americans who go online to research and shop for a car will encounter Autobytel Inc. content or technology, or an Autobytel Inc. brand, during the process.

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(1)  Media Metrix July 2001Digital Media Audience Report (Over 99% unduplicated traffic between Autobytel.com, Autoweb.com, CarSmart.com and Autosite.com.)

(2) Media Metrix July 2001 Digital Media Audience Report (Autobytel Inc. websites include Autobytel.com, Autoweb.com, CarSmart.com,
     Autoweb.com/Lycos co-branded pages and Autosite.com.)

(3) Media Metrix July 2001 Digital Media Audience Report (Autobytel Inc. provides content to Yahoo.com, AOL websites, MSN.com and Lycos.com. The unduplicated audience of these four sites accounts for over 90 percent of total traffic.)

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including statements about projected revenues and expense savings, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, increased or unexpected competition, the failure to realize anticipated synergies, costs related to the merger, failure of the combined company to retain and hire key employees, difficulties in successfully integrating the businesses and technologies and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review Autobytel's annual report on Form 10-K for the year ended December 31, 2000, and other reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of Autobytel's stock.

CONTACTS:      MEDIA

               Melanie Webber, Autobytel Inc., 949.862.3023
               (melaniew@autobytel.com) Betsy Isroelit, RBI Communications, Inc., 323.960.1360 ext. 17 (betsy@rbicom.com) Cassandra Cavanah, RBI Communications, Inc., 323.960.1360 ext. 30
               (cassandra@rbicom.com)

               INVESTOR RELATIONS

               Geri Weinfeld, Autobytel Inc., 949.225.4553 (geriw@autobytel.com)


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